Exhibit 4.20

[Face of Note]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No. 65338L AB5

ISIN No. US65338LAB53

Floating Rate Senior Notes due 2013

No. ___	$	____________

NCO GROUP, INC.

promises to pay to CEDE & CO. or registered assigns,

the principal sum of __________________________________________________________ DOLLARS on November 15, 2013.

Interest Payment Dates: February 15, May 15, August 15 and November 15, commencing February 15, 2007

Additional provisions of this Note are set forth on the other side of this Note.

Record Dates: February 1, May 1, August 1 and November 1

Dated: ______ __, 2007

NCO GROUP, INC.

By:
Name: Title:

Dated: ______ ___, 2007

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

[Reverse of Note]

Floating Rate Senior Notes due 2013

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. NCO Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at a rate per annum, reset quarterly, equal to LIBOR plus 4.875%, as determined by the calculation agent (the “Calculation Agent”), which initially shall be the Trustee, until maturity and shall pay Additional Interest, if any, payable pursuant to Section 2(d) of the Registration Rights Agreement referred to below. Interest and Additional Interest, if any, on the Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2007. The Company will make each interest payment to the Holders of record on the immediately preceding February 1, May 1, August 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Closing Date. The Company will pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360 day year of twelve 30 day months.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include February 14, 2007.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent (after consultation with the Company), to provide such bank’s rate (expressed as a percentage per annum), as of approximately 10:00 a.m., New York City time, on such Determination Date, for loans in a

Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by applicable law.

The Calculation Agent will, upon the request of any Holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Subsidiary Guarantors and the Holders of the Notes.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the February 1, May 1, August 1 and November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder has given wire transfer instructions to the Paying Agent on behalf of the Company, the Paying Agent will remit all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with these instructions. All other payments on the Notes will be made by mailing a check to the registered address of each

Holder thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, The Bank of New York, as the Trustee, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of November 15, 2006 (the “Indenture”) among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are unsecured senior obligations of the Company. This Note is one of the Exchange Notes referred to in the Indenture. The Notes include the Initial Notes, the Exchange Notes and any Additional Notes issued pursuant to the Indenture. The Initial Notes, the Exchange Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Company and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed the obligations of the Company under the Notes on an unsecured senior basis pursuant to the terms of the Indenture.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to November 15, 2008. On or after November 15, 2008, the Company may redeem the Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on November 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon and Additional Interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2008	102%
2009	101%
2010 and thereafter	100%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) At any time prior to November 15, 2008, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Parent (to the extent such Net Cash Proceeds have been contributed to the equity capital of the Company, in amounts equal to the portion of the total redemption price paid by the Company) or of the Company at a redemption price (expressed as a percentage of principal amount) of 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

(c) At any time prior to November 15, 2008, the Notes may also be redeemed or purchased, by or on behalf of the Company, in whole, or in part, at the Company’s option (a “Make-Whole Redemption”), at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption or purchase pursuant to such Make-Whole Redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(7) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(9) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be obligated to make an Offer to Purchase (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) The Company is, subject to certain conditions, obligated to make an Offer to Purchase Notes at 100% of their outstanding principal amount, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase with certain Net Cash Proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes and any Note Guarantee, may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes and the Note Guarantees, to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes and any Note Guarantee in addition to or in place of certificated Notes or comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially adversely affect the rights of any Holder of a Note.

(13) DEFAULTS AND REMEDIES. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture, the Note or any Note Guarantee except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the Notes or any Note Guarantees, unless it has received indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes, the Note Guarantees and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

(15) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(16) NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Company, any Parent or any Subsidiary, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS, ISINS. The Company has caused CUSIP numbers and ISINs to be printed on the Notes, and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

Facsimile No.: (215) 441-3908

Attention: Michael Barrist, Chairman, President and Chief Executive Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ______________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at Maturity of this Global Note	Amount of increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian